Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE
This Settlement Agreement and Mutual Release (the “Settlement Agreement”) is made this 24th day of January, 2007 by and between New Jersey Natural Gas Company (“NJNG” or “Plaintiff”) and Lumbermens Mutual Casualty Company and its subsidiaries and affiliates, including but not limited to, American Motorists Insurance Company, American Manufacturers Mutual Insurance Company, and Kemper Indemnity Insurance Company, and for and on behalf of the business units and trade names under which the above companies conduct business, including but not limited to Kemper Insurance Companies and Kemper Environmental, (collectively, “Kemper”).
RECITALS
WHEREAS, Kemper Indemnity Insurance Company issued two environmental insurance policies to NJNG, a Clean-Up Cost Containment Insurance Policy, policy no. 4YY-000953-00 (the “Cost Cap”), and an Environmental Response, Compensation and Liability Insurance Policy, policy no. 4YY-000954-00 (the “ERCLIP”), and
WHEREAS, NJNG paid Kemper a premium of $2,221,100.00 for the Cost Cap and a premium of $989,000.00 for the ERCLIP; and
WHEREAS, NJNG contends that it has exceeded the self-insured retention on both the ERCLIP and the Cost Cap; and
WHEREAS, NJNG filed a lawsuit in October 2004 against various Kemper entities (the “Defendants”) in the Superior Court of New Jersey, Law Division, Ocean County under the caption New Jersey Natural Gas Company v. Kemper Indemnity Insurance Company, et al., No. OCN-L-3100-04 (the “Lawsuit”); and
WHEREAS, Kemper has categorically and consistently denied the allegations contained in the Lawsuit; and
WHEREAS, on December 18, 2006 after the close of discovery in the Lawsuit, NJNG filed a Motion for Summary Judgment, and Defendants filed a Motion for Partial Summary Judgment; and
WHEREAS, NJNG and Kemper (collectively, the “Parties”) are now mutually desirous of resolving all matters in connection with the Policies, including settling the Lawsuit;
NOW, THEREFORE, in consideration of the premises stated above and the promises contained in this Settlement Agreement, the Parties agree as follows:
PAYMENT. On or before January 26, 2007, Kemper will make a lump-sum payment to NJNG of twelve-million-eight-hundred-thousand dollars ($12,800,000.00) (“the Settlement Sum”). That payment will be made by wire transfer of immediately-available funds to the Marino Tortorella PC attorney trust account as follows:
Marino Tortorella PC Attorney Trust Account
Account No.: 999111701
For further credit to Sub-Acct. No.: 02453
Bank of America
One Newark Center
Newark, NJ 07102
ABA No.: 026009593
SURRENDER AND CANCELLATION OF THE POLICIES. Upon payment of the Settlement Sum, NJNG hereby agrees to the surrender and cancellation of the Policies, in their entirety. Upon payment of the Settlement Sum, the Policies shall be void and of no force and effect, and Kemper shall have no obligations or liability thereunder.
NJNG RELEASE AND COVENANT. In consideration for this Settlement Agreement, including but not limited to the Settlement Sum, NJNG fully, forever, and irrevocably releases and discharges Kemper, its predecessors, successors, assigns, divisions, subsidiaries, and affiliates, and all of its present and former employees, officers and directors from and against any and all actions, causes of action, suits, claims, charges, complaints or rights of any kind that they now have, or may in the future have, whether known or unknown, related to, arising out of, or that could have been brought under, or in connection with, the Policies, including the Lawsuit.
KEMPER RELEASE AND COVENANT. Kemper fully, forever, and irrevocably releases and discharges NJNG, together with New Jersey Resources Corporation, and all of their respective predecessors, successors, assigns, divisions, subsidiaries, affiliates, present and former employees, officers and directors, from and against any and all actions, causes of action, suits, claims, charges, complaints or rights of any kind that Kemper now has, or in the future may have, whether known or unknown, related to, arising out of, or that could have been brought under or in connection with the Policies, including the Lawsuit.
NJNG and Kemper hereby release each other as a result of anything that has happened from the beginning of time to the date of this Settlement Agreement. Nothing contained in this Settlement Agreement shall affect the Parties’ rights to enforce the provisions of this Settlement Agreement.
PRESERVATION OF RIGHTS AGAINST THIRD PARTIES.  Except as expressly provided in this Settlement Agreement, neither the existence of this Settlement Agreement nor any action taken pursuant to its terms shall be construed in any way to prejudice the interest or rights of the Parties against any person not included in this Settlement Agreement, including but not limited to their respective insurers or reinsurers, as the case may be, and all such rights are hereby preserved.
This Settlement Agreement is not intended to and shall not be construed so as to deprive NJNG of any right that it may have against any person not included in this Settlement Agreement. Specifically, and only by way of example, Kenneth Ayers is released by this Settlement Agreement in, and only in, his capacity as an agent or employee of Kemper, but this Settlement Agreement does not release Kenneth Ayers in any other capacity, including but not limited to his capacity as an agent of NJNG or an employee of Willis North America, Willis of New York, Inc., or Willis Carroon Corporation of New York (collectively, “Willis”). The Parties agree that Ayers and Willis may be sued in separate litigation, by Order of the Honorable Edward M. Oles, J.S.C., without violating the entire controversy doctrine.
AUTHORITY TO SETTLE In further consideration of the foregoing, the Parties warrant and represent that they have the sole and complete right and authority to settle, compromise, release and discharge all claims, causes of action, suits or demands covered by this Settlement Agreement, that they have made no assignment of any claim, cause of action, suit or demand covered by this Settlement Agreement, and that no person, firm, corporation, estate, or any other entity has been subrogated to any such claims, causes of action, suits, or demands.
ACKNOWLEDGEMENT OF NON-RELIANCE. In executing this Settlement Agreement, the Parties represent and acknowledge that they do not rely, and have not relied upon any representation or statement not set forth in this Settlement Agreement.
GOVERNING LAW AND JURISDICTION. This Settlement Agreement is governed by the laws of the State of New Jersey regardless of the laws that might otherwise apply under the applicable principles of conflict of laws. Any dispute or litigation arising out of or relating to the Settlement Agreement will be resolved in the courts of New Jersey or in the United States District Court for the District of New Jersey, and the Parties hereby consent to the sole jurisdiction of those courts.
SUCCESSORS. This Settlement Agreement is binding upon, inures to the benefit of, and is enforceable by and against the Parties, their administrators, agents, beneficiaries, devisees, distributees, executors, heirs, permitted assigns, personal representatives and successors, including any corporate successor, whether created by merger, stock sale or asset acquisition.
COUNTERPARTS. This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The signature of any party to any counterpart is deemed to be a signature to, and may be appended to, any other counterpart.
NO ADMISSION. This Settlement Agreement is not, and shall not be construed as or deemed to be evidence of, an admission of any kind by the Parties.
DISMISSAL OF LAWSUIT. At the time of the execution of this Settlement Agreement, and in exchange for the consideration provided herein (and as a condition to such consideration), counsel for the Parties shall execute a Stipulation of Dismissal With Prejudice And Without Costs in the form annexed hereto as Exhibit A (the “Stipulation of Dismissal”). Counsel for NJNG shall promptly file the Stipulation of Dismissal after the Settlement Sum has been deposited in the Marino Tortorella PC attorney trust account as provided herein.
CONFIDENTIALITY. NJNG and Kemper will keep the terms of this Settlement Agreement confidential and will not disclose such terms to any person other than their attorneys, legal advisors, tax advisors, accountants, tax preparers, paid financial advisors, or reinsurers, unless compelled to do so by statute, the Illinois Department of Insurance or any other state or federal agency, regulatory body or department, or by court order other legal process, or in response to other administrative or governmentally-imposed reporting or disclosure obligations. Notwithstanding the foregoing, NJNG is permitted to disclose the terms of this Settlement Agreement and Mutual Release to the New Jersey Board of Public Utilities (the “BPU”) and to the Public Advocate of New Jersey as may be required in the ordinary course of BPU regulatory proceedings, in connection with a BPU audit or as part of NJNG's reporting requirements. In the event of a breach of the covenant of confidentiality, the non-breaching party will be entitled to recover its actual damages and injunctive relief. NJNG and Kemper acknowledge that irreparable harm will result from a breach of the covenant of confidentiality and they consent to the entry of injunctive relief without the showing of harm and without any requirement of a bond or other form of security.
BREACH. If any party breaches any term or provision of the Settlement Agreement, including but not limited to the confidentiality provision, the non-breaching party shall be entitled to all remedies available at law or equity.
ENTIRE AGREEMENT. This Settlement Agreement constitutes the entire agreement between the Parties, and supersedes and is in full substitution for all prior and contemporaneous oral and written agreements. Any provision not contained herein does not affect and is not effective to change, construe, define, extend, interpret, or limit any provision of this Settlement Agreement.
SEVERABILITY. All rights and obligations under the Settlement Agreement may be exercised or performed only to the extent that such exercise or performance does not violate any applicable law. All rights and obligations are limited to the extent necessary to ensure that they do not render the Settlement Agreement, or any provision hereof, invalid or unenforceable under any applicable law. If any provision of the Settlement Agreement is held invalid or unenforceable, the validity and enforceability of all other provisions shall not be affected.
HEADINGS AND CAPTIONS. The headings and captions contained herein are inserted only as a matter of convenience, and do not construe, define, extend, interpret, or limit any provision of this Settlement Agreement.
FACSIMILE OR E-MAIL DELIVERY. This Settlement Agreement shall be deemed to have been executed when the Parties sign and exchange Counterparts hereof, which may be accomplished by facsimile, e-mail or in person in accordance with the convenience of the Parties. This Settlement Agreement is not binding and shall be of no force and effect whatsoever unless and until it is executed by all Parties in one document or in Counterparts as set forth above.
IN WITNESS WHEREOF, the parties have executed this Settlement Agreement on the 24th day of January, 2007, effective as of the date first above written.
MARINO TORTORELLA PC Attorneys for Plaintiff New Jersey Natural Gas Company By: /s/ Kevin H. Marino Kevin H. Marino

BOLLINGER, RUBERRY & GARVEY
Attorneys for Lumbermens Mutual Casualty Company, American Motorists Insurance Company, Kemper Indemnity Insurance Company, and American Manufacturers Mutual Insurance Company

By   /s/ Edward F. Ruberry
          Edward F. Ruberry

NEW JERSEY NATURAL GAS COMPANY,

Plaintiff,
-against-

KEMPER INDEMNITY INSURANCE
COMPANY, KEMPER INSURANCE
COMPANIES, AMERICAN MOTORISTS INSURANCE COMPANY, KEMPER ENVIRONMENTAL, KEMPER INDEMNITY and XYZ INSURANCE COMPANIES 1-10 as fictitious defendants,

Defendants.
SUPERIOR COURT OF NEW JERSEY OCEAN COUNTY: LAW DIVISION DOCKET NO. OCN-L-3100-04 Civil Action STIPULATION OF DISMISSAL WITH PREJUDICE AND WITHOUT COSTS

The matters in controversy in this action having been amicably adjusted by and between the parties hereto, it is hereby stipulated and agreed that this action be dismissed with prejudice and without costs in favor of or against any party.

MARINO TORTORELLA PC Attorneys for Plaintiff New Jersey Natural Gas Company By:_______________________________ Kevin H. Marino

BOLLINGER, RUBERRY & GARVEY
Attorneys for Lumbermens Mutual Casualty Company, American Motorists Insurance Company, and American Manufacturers Mutual Insurance Company

By:_______________________________
Edward F. Ruberry